EXHIBIT 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated 4 June 2015, with respect to the combined financial statements of DSM Pharmaceutical Products Group included in this Registration Statement (Form S-1) and related Prospectus of Patheon Holdings Coöperatief U.A. for the registration of shares of its common stock.

/s/ Ernst & Young Accountants LLP

Maastricht, Netherlands

July 27, 2015